Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CRAFT BREW ALLIANCE, INC.
(Exact name of registrant as specified in its charter)

Washington (State of incorporation)	91-1141254 (IRS Employer Identification No.)

929 North Russell Street Portland, Oregon (Address of principal executive offices)	97227 (Zip Code)

CRAFT BREW ALLIANCE, INC. 2014 STOCK INCENTIVE PLAN
(Full title of the plan)

Andrew J. Thomas
Chief Executive Officer
Craft Brew Alliance, Inc.
929 North Russell Street
Portland, Oregon  97227
Telephone (503) 331-7270
(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  Check one:

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.005 par value	1,000,000 shares (1)	$11.06	(2)	$11,060,000	(2)	$1,425

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares reserved for issuance under the Craft Brew Alliance, Inc. 2014 Stock Incentive Plan (the "Plan") as a result of any future stock split, stock dividend, or similar adjustment of the outstanding common stock.
(2)	Pursuant to Rule 457(h), the proposed maximum offering price per share, the proposed maximum aggregate offering price, and the registration fee have been computed based on the average of the high and low sales prices, $11.06, reported for the common stock on the Nasdaq Stock Market LLC on June 30, 2014.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a)    The registrant’s annual report on Form 10-K for the year ended December 31, 2013, filed on March 6, 2014.

(b)    The registrant's quarterly report on Form 10-Q for the quarter ended March 31, 2014, filed on May 7, 2014.

(c)    The registrant's current report on Form 8-K filed May 27, 2014.

(d)  The description of the registrant’s common stock included as Exhibit 99.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 12, 2013.

All documents filed by the registrant subsequent to those listed above pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Restated Articles of Incorporation, as amended (the “Articles”) of Craft Brew Alliance, Inc. (the “Company”) provide that the Company shall, to the full extent permitted by the Washington Business Corporation Act (the “WBCA”), as amended from time to time, indemnify all directors and officers of the Company. In addition, the Articles contain a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damages arising out of a breach of fiduciary duty. Section 23B.08.510 and Section 23B.08.570 of the WBCA authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for reasonable expenses incurred) arising under the Securities Act.

Under the Articles and Section 23B.08.580 of the WBCA, the Board of Directors (the “Board”) may authorize, by a vote of a majority of a quorum of the Board, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under Section 23B.08.510 or Section 23B.08.520 of the WBCA.  The Board has authorized the Company to purchase and maintain appropriate policies of insurance on behalf of the Company’s directors and officers against liabilities asserted against any such person arising out of his or her status as such.  The Board may authorize the Company to enter into a contract with any person who is or was a director, officer, partner, trustee, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another partnership, joint venture, trust, employee benefit plan or other enterprise providing for indemnification rights equivalent to or, if the Board so determines, greater than those provided for in the Articles.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located at page II-5.

Item 9.	Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (“Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portland, state of Oregon, on July 3, 2014.

Craft Brew Alliance, Inc.
(Registrant)

By:
/s/ Andrew J. Thomas
Andrew J. Thomas, Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on July 3, 2014.

Principal Executive Officer:

/s/ Andrew J. Thomas
	Andrew J. Thomas	Chief Executive Officer

Principal Financial Officer:

	*Mark D. Moreland	Executive Vice President, Chief Financial Officer and Treasurer

Principal Accounting Officer:

	*Joseph K. O'Brien	Corporate Controller and Principal Accounting Officer

Directors:

*Kurt R. Widmer
*Timothy P. Boyle
*Marc J. Cramer
*E. Donald Johnson, Jr.
*Kevin R. Kelly
*Thomas D. Larson *David R. Lord *John D. Rogers, Jr.

*By	/s/ Andrew J. Thomas
Andrew J. Thomas, Attorney-in-fact

INDEX TO EXHIBITS

3.1	Restated Articles of Incorporation of the Registrant, dated January 2, 2012 (incorporated by reference from Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

3.2	Amended and Restated Bylaws of the Registrant, dated December 1, 2010 (incorporated by reference from Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010 filed on April 1, 2011)

5	Opinion of Miller Nash LLP.

23.1	Consent of Moss Adams LLP.

23.2	Consent of Miller Nash LLP. Included in Exhibit 5.

24	Power of attorney of certain officers and directors.